Franklin Credit Management Corporation 10-K

Exhibit 99.5

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 20, 2012 (the “Effective Date”), by and between Franklin Credit Management Corporation (“FCRM”), a Delaware corporation, and Thomas J. Axon, an individual (“Axon”).

WHEREAS, Axon owns 67.39% of the outstanding membership interests of Bosco Credit VI, LLC, a Delaware limited liability company (“Bosco VI”), pursuant to the Limited Liability Company Operating Agreement of Bosco Credit VI, LLC effective as of April 23, 2012 (as amended, the “Operating Agreement”);

WHEREAS, FCRM owns 32.61% of the outstanding membership interests of Bosco VI, pursuant to the Operating Agreement;

WHEREAS, the AXON desires to purchase from FCRM, and FCRM desires to sell to Axon, 50.0% (the “Interests”) of its outstanding membership interests of Bosco VI.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Sale and Purchase of Interests. Upon the execution and delivery of this Agreement (the “Closing”), FCRM (i) shall and hereby does sell, transfer, assign, convey and deliver to the Axon the Interests, free and clear of any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including, without limitation, any restriction on the right to vote, sell or otherwise dispose of any of the Interests (collectively, “Liens”), and (ii) shall deliver, or cause to be delivered, to Axon the following items:

(A) all instruments, if any, evidencing any of the Interests;

(B) an Assignment, in the form attached hereto as Exhibit A, duly executed by FCRM, together with any other documents that are necessary to transfer to Axon good and valid title to all Interests;

At the Closing, Axon shall (i) purchase, acquire, assume and accept the Interests, free and clear of all Liens and (ii) pay FCRM an amount equal to $ 750,000 (the “Purchase Price”), which consists of 50.0% of the amount of FCRM’s capital contribution to Bosco VI. FCRM and Axon each specifically acknowledge that there have been no distributions from Bosco VI to the equity participants to date.

3. Representations and Warranties of FCRM.

FCRM hereby represents and warrants to Axon as follows:

(a) Interests. The Interests constitute 50.0% of FCRM’s ownership and membership interests (whether record, beneficial or otherwise) in Bosco VI, and the Interests represent 16.10% of the outstanding interests of Bosco VI. FCRM has good and marketable title to the Interests, free and clear of all Liens. FCRM has never sold, assigned or otherwise transferred any of the Interests to any individual or entity.

(b) Authority; Validity and Enforceability. FCRM has the capacity to execute, deliver and perform his obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by FCRM and represents the legal, valid and binding agreement enforceable in accordance with its respective terms against FCRM, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other laws, rules and regulations and principles of equity affecting creditors’ rights and remedies generally. Other than such actions as are expressly required by this Agreement, no further action on the part of FCRM or any other person is or will be required in order to transfer and assign the Interests to Axon.

4. Representations and Warranties of Axon.

Axon hereby represents and warrants to FCRM as follows:

 (a) Investment. Axon is acquiring the Interests for his own account, not as a nominee or agent, for investment purposes only and not with a view to or for the resale or distribution thereof, and has no agreement or arrangement or plan of any kind with any person to sell, transfer or pledge to any person any part of the Interests.

(c) Knowledge. Axon has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in Bosco VI, is able to bear the economic risks of his investment and participation in Bosco VI, and is financially able to hold the Interests for an indefinite period of time and to suffer a complete loss of such investment. Axon has acquired all information it has requested about Bosco VI and considers necessary to reach an informed and knowledgeable decision to acquire the Interests.

5. Further Assurances. Subsequent to the execution and delivery of this Agreement and without any additional consideration, each party hereto, at the written request of the other party hereto, will execute and deliver any further legal instruments, and take all such other actions, which are or may become reasonably necessary or helpful to effectuate the purposes of this Agreement.

6. Governing Law. This Agreement and the relationship between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

8. Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondences, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

10. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their reasonable best efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11. Specific Performance. The parties hereto hereby acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto, in addition to any other available rights or remedies, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, and each party hereto hereby expressly waives the defense that a remedy in damages will be adequate.

12. Assignment; Successors. The rights and obligations of either party under this Agreement may not be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other party. Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

13. Amendment; Waiver. No term or provision of this Agreement may be amended or waived except in writing signed by the party against whom enforcement of such amendment or waiver is sought.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Membership Interests Purchase Agreement as of the date set forth above.

Thomas J. Axon

/s/ Thomas J. Axon

Franklin Credit Management Corporation

By:	/s/ Paul D. Colasono
Name: Paul D. Colasono
Its: Chief Operating Officer

(Signature Page to Membership Interests Purchase Agreement)

EXHIBIT A

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto Thomas J. Axon, an individual, the undersigned’s right, title and interest in and to 16.10% of the membership interests in Bosco Credit VI, LLC, a Delaware limited liability company. This assignment shall be effective as of the date set forth below.

Dated: 12/20/2012
/s/ Paul D. Colasono
Franklin Credit Management Corporation